Filed under Rule 433
                                                             File No. 333-119172

                                FINAL TERM SHEET

                   FLOATING RATE NOTES DUE DECEMBER 19, 2007:

Issuer:                                CIT Group Inc.

Principal Amount:                      $750,000,000

Type:                                  SEC Registered - Registration Statement
                                       No. 333-119172

Proceeds to the Issuer:                $749,250,000

Underwriters' Commission:              0.10%

Issue Price:                           100%

Pricing Date:                          December 14, 2005

Settlement Date:                       December 19, 2005

Maturity Date:                         December 19, 2007

Specified Currency:                    U.S. Dollars ($)

Interest Payment Dates:                Quarterly on March 19, June 19, September
                                       19 and December 19 of each year, subject to the modified following Business Day convention.

First Payment Date:                    March 20, 2006 (March 19, 2006 is not a
                                       Business Day)

Accrual of Interest:                   Actual/360

Interest Rate Basis:                   LIBOR Telerate

Index Maturity:                        Three Months

Spread:                                +7 basis points (0.07%)

Interest Rate Calculation:             LIBOR Telerate determined on the Interest
                                       Determination Date plus the Spread.

Initial Interest Rate:                 LIBOR Telerate determined two London
                                       Business Days prior to the Settlement
                                       Date plus the Spread.

Interest Reset Dates:                  Quarterly on March 19, June 19, September
                                       19 and December 19 of each year, subject to the modified following Business Day convention.

Interest Determination Date:           Two London Business Days prior to each
                                       Interest Reset Date.

Calculation Date:                      The earlier of (i) the fifth Business Day
                                       after each Interest Determination Date,
                                       or (ii) the Business Day immediately
                                       preceding the applicable Interest Payment
                                       Date.

Maximum Interest Rate:                 Maximum rate permitted by New York law.

Minimum Interest Rate:                 0.0%

Exchange Listing:                      None

Other Provisions:                      "LIBOR Telerate" means the rate for
                                       deposits in U.S. dollars having the Index
                                       Maturity specified above which appears on the Telerate Page 3750 (defined below) as of 11:00 a.m., London time, on the applicable Interest Determination Date.

                                       "Telerate Page 3750" means the display
                                       page designated as page 3750 on the
                                       Moneyline Telerate service (or such other page as may replace page 3750 on that service for the purpose of displaying London Interbank Offered Rates).

                                       "Business Day" means any day, other than a Saturday or Sunday, that is neither a



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                                       legal holiday nor a day on which banking
                                       institutions are authorized or required
                                       by law or regulation (including any
                                       executive order) to close in The City of New York, and a day that is also a London Business Day.

                                       "London Business Day" means any day on
                                       which dealings in deposits in U.S.
                                       dollars are transacted in the London
                                       interbank market.

                       -----------------------------------

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free 1-888-227-2775, Ext. 2663 or Bear, Stearns & Co. Inc. toll-free 1-800-248-3580 or J.P. Morgan Securities Inc. collect 212-834-4533.



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